DATE: November 7, 2017

XENIA HOTELS & RESORTS REPORTS THIRD QUARTER 2017 RESULTS

Orlando, FL – November 7, 2017 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended September 30, 2017.
Third Quarter 2017 Highlights

▪	Net Income: Net income attributable to common stockholders was $11.6 million and net income per diluted share was $0.11.

▪
Same-Property RevPAR: Same-Property RevPAR decreased 1.3% compared to the third quarter of 2016 to $157.35, as occupancy increased 68 basis points and ADR decreased 2.2%. Hyatt Centric Key West Resort & Spa, which was closed for a portion of September due to Hurricane Irma, is included in all Same-Property portfolio metrics as if all rooms had been available. Excluding Hyatt Centric Key West Resort & Spa, Same-Property RevPAR decreased 1.1% compared to third quarter 2016.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 30.7%, a decrease of 16 basis points compared to the third quarter of 2016.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was 0.3% higher than in the third quarter of 2016.

▪	Adjusted EBITDA: Adjusted EBITDA declined $9.3 million to $63.6 million, a decrease of 12.8% primarily due to net asset dispositions since the third quarter of 2016.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.50, a decrease of 12.3% compared to the third quarter of 2016.

▪
Transaction Activity: The Company sold the Marriott West Des Moines for $19 million early in the third quarter. Subsequent to quarter end, in early October, the Company completed the acquisition of the 493-room Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and the 119-room Royal Palms Resort & Spa, part of The Unbound Collection by Hyatt, for a combined purchase price of $305 million. Also in October, the Company completed the acquisition of the 365-room Ritz-Carlton Pentagon City for $105 million.

▪	Financing Activity: The Company obtained a new $100 million mortgage loan on the Renaissance Atlanta Waverly Hotel & Convention Center and a new $125 million unsecured term loan.

▪	Dividends: The Company declared its third quarter dividend of $0.275 per share to common stockholders of record on September 29, 2017.

Year to Date Highlights

▪	Net Income: Net income attributable to common stockholders was $89.2 million and net income per diluted share was $0.83.

▪	Same-Property RevPAR: Same-Property RevPAR increased 0.1% to $159.81 compared to the nine months ended September 30, 2016, as occupancy increased 29 basis points and ADR decreased 0.3%.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 31.8%, an increase of 19 basis points compared to the nine months ended September 30, 2016.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR increased 2.4% year over year, reflecting portfolio improvements and portfolio composition.

▪	Adjusted EBITDA: Adjusted EBITDA was $202.2 million, a decrease of 9.5% from 2016.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $1.53, a 7.3% decline from 2016.
“Third quarter operating results exceeded our expectations as the short-term negative impact from Hurricanes Harvey and Irma on the results of a number of our properties was offset by increased post-hurricane demand in Houston, as well as stronger than anticipated performance in markets such as Orlando, San Francisco and Santa Clara,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “While we had anticipated that the third quarter would be challenging as a result of the shift in the timing of holidays and softer group bookings for the quarter, the outperformance in the aforementioned markets resulted in a modest Same-Property RevPAR decrease of 1.3%, inclusive of the results of Hyatt Centric Key West that was closed for part of September. Additionally, our expense controls were outstanding during the quarter as our Same-Property Hotel EBITDA margin declined by only 16 basis points. We believe our overall performance this quarter is reflective of the strength of our platform and our market strategy, which we expect to continue to benefit us over the quarters and years ahead.”
“We have further strengthened the portfolio and our market diversification through the exciting acquisitions of The Ritz-Carlton Pentagon City, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch and Royal Palms Resort & Spa,” continued Mr. Verbaas. “We believe our transaction expertise is a core strength of our company and our ability to acquire these hotels is further evidence of this. We are particularly excited we have been able to re-enter the Phoenix/Scottsdale market through the ownership of two premier hotels in the area while also expanding our footprint in the strong and stable Washington D.C. market through the acquisition of our first Ritz-Carlton. We remain steadfast in our belief that an investment strategy focused on primarily investing in a balanced manner in luxury and upper upscale hotels within the top 25 U.S. lodging markets and key leisure destinations will continue to drive long-term value creation.”

Operating Results
The Company’s results include the following:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change		2017	2016	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$11,638	$20,242	(42.5)%		$89,169	$37,096	140.4%
Net income per share available to common stockholders	$0.11	$0.19	(42.1)%		$0.83	$0.34	144.1%

Same-Property Number of Hotels	36	36	—		36	36	—
Same-Property Number of Rooms	10,556	10,573	(17)		10,556	10,573	(17)
Same-Property Occupancy(1)	79.3%	78.6%	68	bps	77.7%	77.4%	29	bps
Same-Property Average Daily Rate(1)	$198.37	$202.73	(2.2)%		$205.70	$206.34	(0.3)%
Same-Property RevPAR(1)	$157.35	$159.44	(1.3)%		$159.81	$159.70	0.1%
Same-Property Hotel EBITDA(1)(2)	$68,581	$70,114	(2.2)%		$222,321	$221,064	0.6%
Same-Property Hotel EBITDA Margin(1)(2)	30.7%	30.9%	(16	) bps	31.8%	31.6%	19	bps

Total Portfolio Number of Hotels(3)	36	46	(10)		36	46	(10)
Total Portfolio Number of Rooms(3)	10,775	11,594	(819)		10,556	11,594	(1,038)
Total Portfolio RevPAR(4)	$157.13	$156.63	0.3%		$156.18	$152.49	2.4%

Adjusted EBITDA(2)	$63,551	$72,888	(12.8)%		$202,236	$223,421	(9.5)%
Adjusted FFO(2)	$53,140	$61,749	(13.9)%		$164,068	$179,073	(8.4)%
Adjusted FFO per diluted share	$0.50	$0.57	(12.3)%		$1.53	$1.65	(7.3)%

(1)
"Same-Property” includes all hotels owned as of September 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only for comparison purposes.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.

Impact from Recent Natural Disasters
Third quarter and year to date operating results were impacted by two major hurricanes, which disrupted operations and/or caused limited damage at several of the Company's properties.
In August, Hurricane Harvey impacted Texas. All of the Company's hotels in markets impacted by the hurricane remained open and operating throughout the quarter and no hotels experienced significant property damage. Following the hurricane, demand in Houston improved, resulting in a more favorable operating environment than previously forecasted. For the three months ended September 30, 2017, the Company's three Houston hotels had RevPAR growth of 8.6%. As a result, the year to date RevPAR decline for its Houston hotels was reduced to 3.5%.
In September, Hurricane Irma caused disruption and/or limited property damage to the Company's Key West, Orlando, Atlanta, Savannah, Birmingham, and Charleston, South Carolina hotels. The Company's 120-room Hyatt Centric Key West Resort & Spa closed on September 6, 2017 following the mandatory evacuation order related to Hurricane Irma. The property sustained limited wind damage and water intrusion from the storm and reopened on September 22, 2017, with all rooms now available to guests. The Company's other eight hotels impacted by the hurricane sustained limited revenue disruption and did not experience significant property damage.
For the third quarter and year to date, the Company expensed an estimated $1.2 million of hurricane-related repairs and cleanup costs across all impacted properties. The Company expects that these costs will not be covered by property insurance, as the repairs and cleanup costs were below hotel-level deductibles. In addition, in the third quarter the Company recorded a loss of approximately $1.0 million, net of insurance recoveries, for the estimated damage to its hotels.
The Company carries business interruption insurance at each of its properties and is currently evaluating its ability to recover proceeds for lost business as a result of these storms. These proceeds, if received, will not be recorded until a final settlement has been reached with its insurance companies, which is likely to occur in 2018.
Subsequent to quarter end, a series of wildfires in Northern California impacted the Company's two Napa hotels. Andaz Napa remained open throughout the month of October, while Marriott Napa Valley Resort & Spa was closed to guests from October 9 through October 15, 2017. While neither hotel experienced direct fire damage, Xenia is currently evaluating the extent of smoke and other consequential damage at the properties, as well as business lost as a result of these fires, which could be covered by our business interruption insurance. As a result of the wildfires, the Company expects operating performance at the hotels to be impacted in the fourth quarter of 2017 and into 2018.
“Our thoughts remain with the many people and communities impacted by the series of natural disasters that have occurred over the past few months,” said Mr. Verbaas. “We sincerely thank the management teams and their associates for the hard work and commitment they showed at our hotels, while simultaneously responding to the needs of their families and communities during these times of hardship. While we continue to evaluate the overall financial impact of these events on our business, this cannot overshadow the fact that many of these management companies’ associates and their loved ones have experienced a far greater impact on their personal lives. We are proud to continue to support them as they continue to show their commitment and dedication to their jobs and our hotels.”
Financings and Balance Sheet
In August, the Company closed a $100 million variable-rate mortgage loan collateralized by the Renaissance Atlanta Waverly Hotel & Convention Center. The loan bears an interest rate of LIBOR plus 2.10% and matures in August 2024.
In September, the Company closed a new $125 million senior unsecured term loan. The new term loan matures in September 2024 and bears an interest rate based on a pricing grid with a range of 170 to 255 basis points plus LIBOR, determined by the Company’s leverage ratio. Subsequent to quarter end, the Company executed a series of swaps to fix LIBOR through September 2022. Based on the Company’s current leverage ratio, including the swaps, the effective interest rate is 3.62%. The term loan also includes an accordion option that allows the Company to request additional lender commitments of up to $125 million.
As of September 30, 2017, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.60%. In addition, the Company had $450.4 million of cash and cash equivalents, and full availability on its $400 million senior unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.1x.
As of November 7, 2017, the Company had $40 million of borrowing outstanding on its senior unsecured credit facility resulting in $360 million of available capacity.
Capital Expenditures
During the three and nine months ended September 30, 2017 the Company invested $21 million and $52 million in its portfolio, respectively.
During the third quarter, the Company completed meeting space renovations at Loews New Orleans and Renaissance Atlanta Waverly Hotel, and made substantial progress on the meeting space renovation at Hyatt Regency Santa Clara. In addition, at Westin Galleria in Houston, the Company made significant progress on the lobby renovation, addition of a lobby bar, and transformation of the 24th floor meeting space which will include a new fitness center and club lounge. While the completion of this work was delayed by Hurricane Harvey, the Company expects to complete this work early in the first quarter of 2018.
Additionally, the Company completed the final stages of planning and purchasing for guestroom renovations at seven of its hotels that will commence during the fourth quarter. These include Westin Oaks at the Galleria, Hilton Garden Inn Washington D.C., Lorien Hotel & Spa, Hotel Monaco Denver, Residence Inn Denver City Center, Andaz Savannah, and Marriott Chicago at Medical District/UIC.
Finally, the Company will commence several additional projects in the fourth quarter including a lobby and great room renovation at the Marriott San Francisco Airport Waterfront and restaurant renovations at Hotel Monaco Chicago and RiverPlace Hotel. Work on each of the aforementioned projects commenced in the fourth quarter and will continue into 2018.
Share Repurchases
During the third quarter, the Company did not repurchase any shares under its share repurchase authorization.
Year to date through November 3, 2017, the Company has repurchased a total of 240,352 shares of common stock at a weighted average price of $17.07 per share, for total consideration of $4.1 million. As of November 3, 2017, the Company had approximately $97 million in capacity remaining under its repurchase authorization.

2017 Outlook and Guidance
The Company is updating its guidance for 2017.  The Company's outlook for 2017 is based on the current economic environment, incorporates all expected renovation disruption, includes the estimated impact of the recent natural disasters, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes all 39 hotels owned as of November 7, 2017.

	2017 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$95	$101	$7	$3
Same-Property RevPAR Change	0.25%	1.25%	1.25%	0.75%
Adjusted EBITDA	$263	$269	$13	$9
Adjusted FFO	$215	$221	$11	$7
Adjusted FFO per Diluted Share	$2.01	$2.07	$0.10	$0.07
Capital Expenditures	$82	$88	$2	$(2)

Additional guidance details:

•	The Company has updated its projected 2017 Adjusted EBITDA and Adjusted FFO as follows:

◦	$8 million increase due to the acquisition of three hotels subsequent to quarter end.

◦	$6 million increase as a result of better than anticipated third quarter performance and a revised outlook for the fourth quarter.

◦	Offset by a $3 million negative impact to forecasts for its Key West and Napa Valley hotels as a result of the impact from recent natural disasters.

•	Year to date RevPAR growth for the Company's current 39 hotel portfolio of 0.5%.

•	Projected average RevPAR change of 0.0% to (2.0%) at the Company's Houston area hotels.

•	Disruption due to renovations is expected to negatively impact portfolio RevPAR change by approximately 50 basis points.

•	General and administrative expense of approximately $23 million , excluding non-cash share-based compensation.

•	Interest expense of approximately $43 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $7 million.
Third Quarter 2017 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, November 7, 2017 at 11:00 AM eastern time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,533 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDA, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters or terrorism, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all of the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.

Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of September 30, 2017 and December 31, 2016
($ amounts in thousands, except per share data)

	September 30, 2017	December 31, 2016
Assets	(Unaudited)
Investment properties:
Land	$335,805	$331,502
Buildings and other improvements	2,728,321	2,732,062
Total	$3,064,126	$3,063,564
Less: accumulated depreciation	(629,920)	(619,975)
Net investment properties	$2,434,206	$2,443,589
Cash and cash equivalents	450,441	216,054
Restricted cash and escrows	62,877	70,973
Accounts and rents receivable, net of allowance for doubtful accounts	34,542	22,998
Intangible assets, net of accumulated amortization of $5,891 and $4,324, respectively	74,655	76,912
Other assets	31,911	29,819
Total assets (including $71,500 and $74,440, respectively, related to consolidated variable interest entities)	$3,088,632	$2,860,345
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,285,891	$1,077,132
Accounts payable and accrued expenses	79,862	71,955
Distributions payable	29,901	29,881
Other liabilities	36,060	29,810
Total liabilities (including $47,169 and $47,828, respectively, related to consolidated variable interest entities)	$1,431,714	$1,208,778
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 106,728,578 and 106,794,788 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	1,068	1,068
Additional paid in capital	1,923,540	1,925,554
Accumulated other comprehensive income	4,995	5,009
Accumulated distributions in excess of net earnings	(301,217)	(302,034)
Total Company stockholders' equity	$1,628,386	$1,629,597
Non-controlling interests	28,532	21,970
Total equity	$1,656,918	$1,651,567
Total liabilities and equity	$3,088,632	$2,860,345

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rooms revenues	$152,942	$167,066	$462,261	$507,361
Food and beverage revenues	56,653	55,687	185,030	185,484
Other revenues	13,694	11,193	38,851	37,515
Total revenues	$223,289	$233,946	$686,142	$730,360
Expenses:
Rooms expenses	35,427	36,854	104,406	111,812
Food and beverage expenses	40,507	38,233	121,489	122,475
Other direct expenses	3,441	1,520	9,750	9,571
Other indirect expenses	54,737	55,076	163,067	170,957
Management and franchise fees	9,393	11,459	32,493	37,486
Total hotel operating expenses	$143,505	$143,142	$431,205	$452,301
Depreciation and amortization	37,492	37,796	110,596	115,066
Real estate taxes, personal property taxes and insurance	10,152	12,300	32,208	34,875
Ground lease expense	1,393	1,356	4,178	4,112
General and administrative expenses	7,380	7,211	23,985	25,508
Acquisition transaction costs	210	2	1,476	147
Impairment and other losses	2,174	15	2,174	10,006
Total expenses	$202,306	$201,822	$605,822	$642,015
Operating income	$20,983	$32,124	$80,320	$88,345
Gain (loss) on sale of investment properties	1,570	(1)	50,747	792
Other income	428	738	766	916
Interest expense	(11,599)	(12,373)	(32,896)	(38,014)
Loss on extinguishment of debt	—	(244)	(274)	(5,023)
Net income before income taxes	$11,382	$20,244	$98,663	$47,016
Income tax benefit (expense)	385	187	(7,670)	(9,613)
Net income	$11,767	$20,431	$90,993	$37,403
Non-controlling interests in consolidated real estate entities	130	84	75	205
Non-controlling interests of common units in Operating Partnership	(259)	(273)	(1,899)	(512)
Net income attributable to non-controlling interests	$(129)	$(189)	$(1,824)	$(307)
Net income attributable to common stockholders	$11,638	$20,242	$89,169	$37,096

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Basic and diluted earnings per share
Net income per share available to common stockholders	$0.11	$0.19	$0.83	$0.34
Weighted average number of common shares (basic)	106,727,330	107,538,601	106,779,824	108,384,241
Weighted average number of common shares (diluted)	106,995,887	107,677,749	107,020,675	108,495,365

Comprehensive Income:
Net income	$11,767	$20,431	$90,993	$37,403
Other comprehensive income (loss):
Unrealized (loss) gain on interest rate derivative instruments	(258)	1,362	(1,932)	(14,283)
Reclassification adjustment for amounts recognized in net income (interest expense)	412	972	1,916	2,869
	$11,921	$22,765	$90,977	$25,989
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	130	84	75	205
Non-controlling interests of common units in Operating Partnership	(262)	(303)	(1,897)	(362)
Comprehensive income attributable to non-controlling interests	$(132)	$(219)	$(1,822)	$(157)
Comprehensive income attributable to the Company	$11,789	$22,546	$89,155	$25,832

Non-GAAP Financial Measures
The Company considers the following useful non-GAAP financial measures to investors as key supplemental measures of operating performance: EBITDA, Adjusted EBITDA, Same Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization, as well as similar adjustments for unconsolidated partnership and joint ventures. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs. The Company presents EBITDA attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand EBITDA attributable to all common stock and Operating Partnership units.
The Company further adjusts EBITDA for certain additional items such as hotel property acquisitions and pursuit costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, impairment of real estate assets, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes Adjusted EBITDA provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate general and administrative expenses, and (5) hotel acquisition costs. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO such as hotel property acquisition and pursuit costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of common stock shares for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Property Hotel EBITDA
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$11,767	$20,431	$90,993	$37,403
Adjustments:
Interest expense	11,599	12,373	32,896	38,014
Income tax expense	(385)	(187)	7,670	9,613
Depreciation and amortization related to investment properties	37,387	37,723	110,268	114,993
Non-controlling interests in consolidated real estate entities	130	84	75	205
Adjustments related to non-controlling interests in consolidated real estate entities	(336)	(316)	(987)	(941)
EBITDA attributable to common stock and unit holders	$60,162	$70,108	$240,915	$199,287
Reconciliation to Adjusted EBITDA and Same-Property Hotel EBITDA
Impairment and other losses(1)	950	15	950	10,006
(Gain) loss on sale of investment property	(1,570)	1	(50,747)	(792)
Loss on extinguishment of debt	—	244	274	5,023
Acquisition transaction costs	210	2	1,476	147
Amortization of share-based compensation expense	2,406	2,045	7,587	7,049
Amortization of above and below market ground leases and straight-line rent expense	169	372	557	710
Management transition and severance expenses	—	101	—	1,991
Estimated hurricane-related repairs and cleanup costs(1)	1,224	—	1,224	—
Adjusted EBITDA attributable to common stock and unit holders	$63,551	$72,888	$202,236	$223,421
Corporate expenses	4,908	5,094	17,041	16,960
Income from sold properties(2)	245	(8,890)	(8,392)	(30,654)
Pro forma hotel level adjustments, net(2)	(123)	1,570	11,436	11,885
Other reimbursements	—	(548)	—	(548)
Same-Property Hotel EBITDA attributable to common stock and unit holders(2)	$68,581	$70,114	$222,321	$221,064

(1)
During the third quarter of 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries, and expensed an estimated $1.2 million of hurricane-related repairs and cleanup costs. These amounts are included in impairment and other losses on the condensed consolidated statement of operations for three and nine months ended September 30, 2017.

(2)
Same-Property Hotel EBITDA adjusted to include the results of the Hotel Commonwealth and Hyatt Regency Grand Cypress for periods prior to Company ownership, and exclude the NOI guaranty payment at the Andaz San Diego. See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three and nine months ended September 30, 2017 on page 18.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)
($ amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$11,767	$20,431	$90,993	$37,403
Adjustments:
Depreciation and amortization related to investment properties	37,387	37,723	110,268	114,993
Impairment and other losses(1)	950	15	950	10,006
Gain (loss) on sale of investment property	(1,570)	1	(50,747)	(792)
Non-controlling interests in consolidated real estate entities	130	84	75	205
Adjustments related to non-controlling interests in consolidated real estate entities	(226)	(224)	(677)	(672)
FFO attributable to common stock and unit holders	$48,438	$58,030	$150,862	$161,143
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	244	274	5,023
Acquisition transaction costs	210	2	1,476	147
Loan related costs(2)	697	959	2,099	3,021
Adjustment related to non-controlling interests loan related costs	(4)	(4)	(11)	(11)
Amortization of share-based compensation expense	2,406	2,045	7,587	7,049
Amortization of above and below market ground leases and straight-line rent expense	169	372	557	710
Management transition and severance expenses	—	101	—	1,991
Estimated hurricane-related repairs and cleanup costs(1)	1,224	—	1,224	—
Adjusted FFO attributable to common stock and unit holders	$53,140	$61,749	$164,068	$179,073

(1)
During the third quarter of 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries, and expensed an estimated $1.2 million of hurricane-related repairs and cleanup costs. These amounts are included in impairment and other losses on the condensed consolidated statement of operations for three and nine months ended September 30, 2017.

(2)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDA
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$98
Adjustments:
Interest expense	46
Income tax expense	7
Depreciation and amortization related to investment properties	152
Adjustments related to non-controlling interests	(1)
EBITDA	$302
(Gain) loss on sale of investment property	(51)
Amortization of share-based compensation expense	10
Hurricane related impairment, repairs and cleanup	2
Other(1)	3
Adjusted EBITDA	$266

(1) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, loss on extinguishment of debt.

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2017 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$98
Adjustments:
Depreciation and amortization related to investment properties	152
Hurricane related impairment	1
(Gain) loss on sale of investment property	(51)
Adjustments related to non-controlling interests	(1)
FFO	$199
Amortization of share-based compensation expense	10
Hurricane related repairs and cleanup	1
Other(2)	8
Adjusted FFO	$218

(2) Includes amortization of above and below market ground leases and straight-line rent, acquisition and pursuit costs, loss on extinguishment of debt and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Initial Maturity Date	Fully Extended Maturity Date(2)	Outstanding as of September 30, 2017

Hotel Monaco Denver	Fixed(3)	2.98%		January 2019	January 2020	$41,000
Andaz Napa	Fixed(3)	2.99%		March 2019	March 2020	38,000
Marriott Charleston Town Center	Fixed	3.85%		July 2020	July 2020	16,033
Grand Bohemian Hotel Charleston (VIE)	Variable	3.74%		November 2020	November 2020	19,175
Loews New Orleans Hotel	Variable	3.59%		February 2019	November 2020	37,500
Grand Bohemian Hotel Mountain Brook (VIE)	Variable	3.74%		December 2019	December 2020	25,395
Andaz Savannah	Variable	3.24%		January 2019	January 2021	21,500
Hotel Monaco Chicago	Variable	3.49%		January 2019	January 2021	21,344
Westin Galleria Houston & Westin Oaks Houston at The Galleria	Variable	3.74%		May 2019	May 2021	110,000
Marriott Dallas City Center	Fixed(3)	4.05%		January 2022	January 2022	51,000
Hyatt Regency Santa Clara	Fixed(3)	3.81%		January 2022	January 2022	90,000
Hotel Palomar Philadelphia	Fixed(3)	4.14%		January 2023	January 2023	60,000
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	3.34%		August 2024	August 2024	100,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025	November 2025	63,000
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026	March 2026	60,000
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	May 2027	115,000
Total Mortgage Loans		3.88%	(4)			$868,947
Mortgage Loan Discounts, net(5)						(271)
Unamortized Deferred Financing Costs, net						(7,785)
Senior Unsecured Credit Facility(6)	Variable	2.74%		February 2019	February 2020	—
Term Loan $175M	Partially Fixed(7)	2.74%		February 2021	February 2021	175,000
Term Loan $125M	Partially Fixed(7)	3.53%		October 2022	October 2022	125,000
Term Loan $125M	Partially Fixed(8)	2.94%		September 2024	September 2024	125,000
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.60%	(4)			$1,285,891

(1)	Variable index is one month LIBOR. Interest rates as of September 30, 2017.

(2)
The majority of loans require minimum Debt Service Coverage Ratio and/or Loan to Value maximums in order to be extended. If the requirements are met, loan extension is at the discretion of Xenia and may require payment of an extension fee.

(3)	A variable interest loan for which the interest rate has been fixed for the entire term.

(4)	Weighted average interest rate.

(5)	Loan discounts upon issuance of new mortgage loan or modification.

(6)	Subsequent to quarter end, the Company drew $40 million on the Senior Unsecured Credit Facility.

(7)	A variable interest loan for which LIBOR has been fixed for the entire term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR, which subsequent to quarter end, has been fixed through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three and Nine Months Ended September 30, 2017 and 2016
($ amounts in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017	2016	Change		2017	2016	Change
Same-Property Revenues(1):
Room revenues	$152,815	$155,093	(1.5)%		$460,803	$462,611	(0.4)%
Food and beverage revenues	56,608	59,940	(5.6)%		198,113	197,862	0.1%
Other revenues	13,716	11,917	15.1%		39,896	38,587	3.4%
Total same-property revenues	$223,139	$226,950	(1.7)%		$698,812	$699,060	0.0%

Same-Property Expenses(1):
Room expenses	$35,380	$35,854	(1.3)%		$104,917	$105,595	(0.6)%
Food and beverage expenses	40,487	41,854	(3.3)%		129,400	131,259	(1.4)%
Other direct expenses	3,508	2,001	75.3%		10,378	10,513	(1.3)%
Other indirect expenses	54,475	54,387	0.2%		164,126	162,420	1.1%
Management and franchise fees	9,333	9,838	(5.1)%		31,527	32,162	(2.0)%
Real estate taxes, personal property taxes and insurance	10,138	11,701	(13.4)%		32,432	32,444	0.0%
Ground lease expense	1,237	1,201	3.0%		3,711	3,603	3.0%
Total same-property hotel operating expenses	$154,558	$156,836	(1.5)%		$476,491	$477,996	(0.3)%

Same-Property Hotel EBITDA(1)	$68,581	$70,114	(2.2)%		$222,321	$221,064	0.6%
Same-Property Hotel EBITDA Margin(1)	30.7%	30.9%	(16	) bps	31.8%	31.6%	19	bps

(1)
“Same-Property” includes all hotels owned as of September 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the three and nine months ended September 30, 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total Revenues - GAAP	$223,289	$233,946	$686,142	$730,360
Hotel revenues from prior ownership(a)	56	15,973	37,360	57,460
Hotel revenues from sold hotels	(194)	(22,925)	(24,013)	(88,745)
Other revenues	(12)	(44)	(677)	(15)
Total Same-Property Revenues	$223,139	$226,950	$698,812	$699,060

Total Hotel Operating Expenses - GAAP	$143,505	$143,142	$431,205	$452,301
Real estate taxes, personal property taxes and insurance	10,152	12,300	32,208	34,875
Ground lease expense, net(b)	1,237	1,201	3,711	3,620
Other (income)	(63)	(130)	(258)	(271)
Hotel expenses from prior ownership(a)	166	14,359	25,247	45,561
Hotel expenses from sold hotels	(439)	(14,036)	(15,622)	(58,090)
Total Same-Property Hotel Operating Expenses	$154,558	$156,836	$476,491	$477,996

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of September 30, 2017(1)

		As of September 30, 2017
Market(2)	% of Hotel EBITDA(3)	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,218
Orlando, FL (1)	9%	3	1,177
San Francisco/San Mateo, CA	8%	1	688
Dallas, TX	7%	2	961
Oahu Island, HI	6%	1	645
Boston, MA (1)	6%	2	466
San Jose/Santa Cruz, CA	6%	1	505
Denver, CO	5%	2	417
California North	5%	2	416
Atlanta, GA	5%	1	522
Washington, DC-MD-VA	4%	2	407
Other	29%	16	3,134
Total	100%	36	10,556

(1)
"Same-Property” includes all hotels owned as of September 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only for comparison purposes.

(2)	As defined by STR, Inc.

(3)	Percentage of 2016 Hotel EBITDA. Includes periods prior to the Company's ownership of Hotel Commonwealth in Boston, MA and Hyatt Regency Grand Cypress in Orlando, FL.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three and Nine Months Ended September 30, 2017 and 2016

	Three Months Ended			Three Months Ended
	September 30, 2017			September 30, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	73.5%	$153.58	$112.91	63.2%	$164.49	$103.95	8.6%
Orlando, FL (1)	75.3%	158.46	119.30	74.2%	163.31	121.13	(1.5)%
San Francisco/San Mateo, CA	94.0%	233.42	219.38	91.2%	228.12	207.95	5.5%
Dallas, TX	65.6%	174.11	114.26	63.3%	181.18	114.60	(0.3)%
Oahu Island, HI	86.5%	164.68	142.43	91.1%	179.38	163.45	(12.9)%
Boston, MA	88.1%	294.25	259.32	88.3%	302.46	266.92	(2.8)%
San Jose/Santa Cruz, CA	84.8%	242.04	205.27	84.5%	230.12	194.38	5.6%
Denver, CO	92.9%	202.34	188.06	91.2%	207.29	189.04	(0.5)%
California North	82.5%	325.24	268.32	84.4%	305.95	258.16	3.9%
Atlanta, GA	77.9%	154.61	120.49	80.1%	147.19	117.90	2.2%
Washington, DC-MD-VA	87.9%	201.23	176.94	89.1%	206.12	183.68	(3.7)%
Other	77.3%	198.58	153.49	79.4%	205.34	163.11	(5.9)%
Total	79.3%	$198.37	$157.35	78.6%	$202.73	$159.44	(1.3)%

	Nine Months Ended			Nine Months Ended
	September 30, 2017			September 30, 2016			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	68.0%	$178.76	$121.57	68.2%	$184.82	$125.98	(3.5)%
Orlando, FL (1)	79.1%	189.32	149.81	77.6%	189.04	146.78	2.1%
San Francisco/San Mateo, CA	88.4%	230.31	203.62	86.7%	234.51	203.40	0.1%
Dallas, TX	66.1%	185.96	122.86	65.7%	191.88	126.14	(2.6)%
Oahu Island, HI	86.1%	163.56	140.82	89.1%	167.63	149.37	(5.7)%
Boston, MA (1)	82.3%	277.29	228.25	81.0%	278.20	225.22	1.3%
San Jose/Santa Cruz, CA	80.2%	254.42	204.07	81.9%	244.35	200.02	2.0%
Denver, CO	86.1%	192.62	165.88	84.2%	196.74	165.67	0.1%
California North	77.2%	289.63	223.72	70.0%	277.22	194.16	15.2%
Atlanta, GA	80.0%	153.94	123.11	79.2%	147.91	117.09	5.1%
Washington, DC-MD-VA	87.3%	235.24	205.42	88.0%	227.20	199.98	2.7%
Other	76.6%	205.82	157.73	77.2%	208.44	160.95	(2.0)%
Total	77.7%	$205.70	$159.81	77.4%	$206.34	$159.70	0.1%

(1)
“Same-Property” includes all hotels owned as of September 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.
Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	74.8%	78.9%	79.3%	—	—
ADR	$206.54	$212.36	$198.37	—	—
RevPAR	$154.48	$167.59	$157.35	—	—

Hotel Revenues	$230,269	$245,404	$223,139	—	—
Hotel EBITDA	$69,759	$83,981	$68,581	—	—
Hotel EBITDA Margin	30.3%	34.2%	30.7%	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016

Occupancy	73.5%	80.1%	78.6%	71.4%	75.9%
ADR	$203.89	$212.18	$202.73	$201.89	$205.29
RevPAR	$149.81	$169.85	$159.44	$144.14	$155.79

Hotel Revenues	$224,358	$247,752	$226,950	$219,698	$699,280
Hotel EBITDA	$65,359	$85,591	$70,114	$65,340	$221,129
Hotel EBITDA Margin	29.1%	34.5%	30.9%	29.7%	31.6%

(1)
“Same-Property” includes all hotels owned as of September 30, 2017. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth and Hyatt Regency Grand Cypress, and excludes the NOI guaranty payment at the Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and hurricane disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items, such as amounts related to guaranty/key money payments, that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only for comparison purposes.